Exhibit 23.3

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Pagaya Technologies Ltd. on Amendment No. 3 to Form F-1 (File No. 333-266930) of our report dated March 30, 2022, which includes an explanatory paragraph as to EJF Acquisition Corp.’s ability to continue as a going concern, with respect to our audits of the financial statements of EJF Acquisition Corp. as of December 31, 2021 and 2020 and for the year ended December 31, 2021 and for the period from December 22, 2020 (inception) through December 31, 2020, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp
Houston, TX
October 18, 2022